UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2006

ST. BERNARD SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15015 Avenue of Science San Diego, California		92128
(Address of principal executive offices		(Zip Code)

Registrant’s telephone number, including area code:		(858) 676-2277

SAND HILL IT SECURITY ACQUISITION CORP.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Company”) hereby amends its Current Report on Form 8-K dated September 7, 2006, filed with the Securities and Exchange Commission on September 12, 2006, to amend the disclosure in Item 1.01. Except as described above, the original Current Report on Form 8-K is not being amended or updated in any other manner.

Item 1.01	Entry Into Material Definitive Agreement.

On September 7, 2006, the Board of Directors of St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Company”) approved annual compensation for directors. Each non-employee director will receive an annual retainer fee in the amount of $25,000 per year and director fees of $1,000 per meeting attended in person and $500 per telephonic meeting. In addition, the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee will receive a fee of $10,000 per year, the chairman of the Audit Committee will receive a fee of $15,000 per year and the chairman of the Board of Directors will receive a fee of $15,000 per year. The Board of Directors of the Company also approved the grant of non-qualified options to purchase 50,000 shares of common stock of the Company, under the Company’s 2005 Stock Option Plan, to each of the non-employee directors. The options have an exercise price of $3.71 and vest over three years, commencing July 27, 2006, one third after the first year and the remaining two thirds over the remaining two years on a monthly basis. The vesting of the options accelerates upon a change of control of the Company which results in removal of the grantee as a member of the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Date: September 14, 2006	By: /s/ Alfred Riedler
Name: Alfred Riedler
Title: Chief Financial Officer

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